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                                                                     EXHIBIT 5.1

                          [LATHAM & WATKINS LETTERHEAD]

                                 July 12, 2001

Intuitive Surgical, Inc., Inc.
1340 W. Middlefield Road
Mountain View, CA  94043

        Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        In connection with the registration by Intuitive Surgical, Inc., a Delaware corporation (the "Company"), of an aggregate of 2,273,232 shares of common stock, par value $.001 per share (the "Shares"), of the Company, consisting of 1,986,600 shares pursuant to the Intuitive Surgical, Inc. 2000 Equity Incentive Plan, 179,145 shares pursuant to the 2000 Employee Stock Purchase Plan and 107,487 shares pursuant to the 2000 Non-Employee Director Stock Option Plan (collectively, the "Plans") on a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, you have requested our opinion with respect to the matters set forth below.

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware, and we assume no responsibility as to the application to the subject transaction, or the effect thereon, of any other laws, of the laws of any other jurisdiction or as to any matters of municipal law or any other local agencies within any state.

        Subject to the foregoing, it is our opinion that the Shares to be issued under the Plan have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.


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        This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We consent to your filing this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ LATHAM & WATKINS